Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 22, 2022, relating to the financial statements and financial highlights of Advisors Capital US Dividend Fund, Advisors Capital Small/Mid Cap Fund and Advisors Capital Tactical Fixed Income Fund (the “Funds”), each a series of Neiman Funds, for the year ended September 30, 2022, and to the references to our firm under the headings “Financial Highlights” and “Other Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Milwuakee, Wisconsin

January 26, 2023